For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

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ENTERPRISE FINANCIAL INCREASES DIVIDEND 14% AND AUTHORIZES
SHARE REPURCHASE PROGRAM
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St. Louis, May 4, 2015. The Board of Directors of Enterprise Financial Services Corp (NASDAQ: EFSC) approved a 14% dividend increase and authorized the repurchase of up to 2,000,000 shares of common stock. Peter Benoist, President and CEO, commented, “The Board believes these actions to enhance shareholder value are appropriate at this time given the Company’s solid capital position and favorable earnings trends.”

Enterprise’s Board approved an increase in the Company’s quarterly dividend to $0.06 per common share from $0.0525 for the second quarter of 2015, payable on June 30, 2015 to shareholders of record as of June 15, 2015.

The Board also authorized the repurchase of up to 2,000,000 common shares, representing approximately 10% of the Company’s currently outstanding shares. Shares may be bought back in open market or privately negotiated transactions over an indeterminate time period based on market and business conditions. The repurchase program has no specified end date.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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